Exhibit 5.1

July 12, 2007

US Gold Corporation

165 South Union Blvd., Suite 565

Lakewood, Colorado 80228

Re:  Registration Statement on Form S-8 Covering Registration of Common Stock

Ladies and Gentlemen:

We have acted as counsel to US Gold Corporation, a Colorado corporation (the “Company”), in connection with the registration by the Company of 4,000,000 shares of common stock of the Company (“Shares”) reserved for issuance under the US Gold Equity Incentive Plan.

In such capacity, we have examined, among other documents, the Articles of Incorporation and Bylaws, each as amended, and minutes of meetings of its Board of Directors and shareholders, and such other documents as we have deemed appropriate.

The attorneys of our firm are admitted to the Bar in the State of Colorado only.  Accordingly, our opinion covers Colorado law only, including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws.

Based on the foregoing, and subject to such further examinations as we have deemed relevant and necessary, we are of the opinion that:

1.             The Company is a corporation, duly organized and validly existing under the laws of the State of Colorado.

2.             All of the Shares have been legally and validly authorized under the Articles of Incorporation of the Company, and  the Shares, when issued upon exercise of the options, will represent duly and validly issued, fully paid and nonassessable shares of common stock of the Company.

We hereby consent to the reference to our firm in the Registration Statement and to the filing of a copy of this opinion as Exhibit No. 5 thereto.

Sincerely,

DUFFORD & BROWN, P.C.

/s/ Dufford & Brown, P.C.